Exhibit 99.1

For release: April 14, 2004, 6:00 am EDT	Contact: Mark Rittenbaum

Greenbrier reports second quarter results of $.15 per share

Lake Oswego, Oregon, April 14, 2004 -

HIGHLIGHTS

•	Revenues for the second quarter of fiscal 2004 grew to $167 million, up 40% from $119 million in the prior year’s second quarter, and up 23% from $135 million in the first quarter of fiscal 2004.

•	Net earnings for the quarter were $2.2 million, or $.15 per diluted share. This compares to a net loss of $1.2 million, or $.09 per diluted share, for the second quarter of fiscal 2003, and net earnings of $4.2 million, or $.28 per diluted share for the first quarter of fiscal 2004.

•	During the quarter, the Company decided to complete the recapitalization of its European operations with internal funds and to continue to hold its European investment. Accordingly, European financial results are included in continuing operations for all periods presented.

•	New railcar manufacturing backlog in North America and Europe was 10,000 units valued at $560 million at February 29, 2004, compared to 11,500 units valued at $620 million at November 30, 2003. Subsequent to quarter end, the Company received orders for 1,400 railcars valued at $110 million.

•	A court-ordered preliminary injunction to halt production of 500 drop deck center partition cars for Canadian Pacific Railroad was lifted during the quarter. Further court proceedings have been delayed as the Company seeks a final settlement of this matter.

•	Greenbrier continued to address industry supply issues during the quarter. A second railcar truck castings foundry located in Alliance, Ohio was opened by the Company’s unconsolidated joint venture with ACF Industries and ASF Keystone.

•	During the quarter, Greenbrier also settled its arbitration claim relating to the acquisition of operations in Germany in 2000. Greenbrier realized a $6.3 million pre-tax reduction in its purchase price liabilities associated with the acquisition. The Company also wrote off the remaining book value of European patents and designs of $7.5 million pre-tax. Both these items are included in special charges.

FINANCIAL RESULTS; SPECIAL CHARGES; UNUSUAL ITEMS; START-UP COSTS:

     The Greenbrier Companies [NYSE:GBX] today reported net earnings of $2.2 million, or $.15 per diluted share, for its second fiscal quarter ended February 29, 2004.

     These results include special charges totaling $1.2 million pre-tax. These charges consist of a $7.5 million write-off of the remaining book value of European patents and designs, partially offset by a $6.3 million reduction in Greenbrier’s purchase price liabilities resulting from the settlement of the Company’s arbitration claim on its acquisition of operations in Germany.

     During the quarter, the Company incurred nearly $1.5 million of pre-tax costs relating to scrap steel surcharges and $1.0 million of pre-tax costs related to the rework of certain defective components supplied by third parties. A substantial portion of these rework costs may be recovered in future periods, as a result of a settlement with the supplier. The quarter was also adversely impacted by weather-related plant shutdowns at TrentonWorks in Canada and Gunderson in Oregon. These issues, coupled with a continued industry-wide shortage in the availability of rail castings, resulted in production of nearly 250 railcars being delayed to the third fiscal quarter. As well, nearly 300 cars were produced and leased in the first and second fiscal quarters that are expected to be sold in the third fiscal quarter. These 300 cars are currently included in inventory.

     Finally, the financial results of the Company’s unconsolidated investment in two rail castings facilities were adversely affected by start-up costs at the Alliance facility and lost production due to temporary equipment issues at the Cicero facility.

     EFFECTS OF STEEL ISSUES:

     William A. Furman, president and chief executive officer, said, “Our backlog stretches into calendar 2005. Greenbrier, like many other machinery manufacturers, is coping with the effects of a volatile steel marketplace. Prices for steel, the primary component of railcars and barges, have risen sharply this year. Steel providers are also charging scrap surcharges. In addition, the price and availability of other railcar components, which are a product of steel, have been adversely affected by steel issues.”

     “The Company’s manufacturing margins were negatively impacted by the steel markets during the quarter, despite supply contracts which covered a large portion of our backlog. The Company was forced by steel market conditions, supplier behavior and scrap surcharges to absorb some cost increases which could not be passed on to customers.”

     “In January, a senior management team was appointed to manage this issue, with significant positive results. Greenbrier is taking aggressive action to work with suppliers to minimize cost increases and surcharges and, where possible, to pass on higher material costs to customers. Starting in January, new railcar pricing has contained escalation clauses for materials price increases. In addition, the Company is realizing revenue and margin enhancement from equipment trading activities and higher lease rates on our lease fleet, and increased yields from scrap sales from our lease fleet and manufacturing operations. The benefits of these activities will begin to have more material positive effects starting in the Company’s third fiscal quarter.”

     EUROPEAN RECAPITALIZATION:

     Furman also noted, “During the quarter, the Company decided to complete the recapitalization of Europe with internal funds, as final negotiations with potential investors proved unsatisfactory. Our European operations continue to be profitable. As part of the recapitalization, revolving lines of credit of approximately $19 million and performance guarantees relating to new sale contracts of the European operations will no longer be guaranteed by the Parent.”

     CASH FLOW, LIQUIDITY, DELIVERIES:

     Mark Rittenbaum, senior vice president & treasurer, said, “EBITDA for the first six months of 2004 was $23 million. During the year, cash balances have been reduced by $73 million, principally due to the following: normal fluctuations in working capital, repayments of debt and participation of $27 million, and lease fleet additions of $18 million. Inventory levels are up nearly $25 million from August 31, 2003, due to railcars produced during the first and second fiscal quarter which are expected to be sold in the third fiscal quarter. Unused lines of credit remain at nearly $100 million.”

     Rittenbaum added, “New railcar deliveries in North America and Europe for the second fiscal quarter were 2,300 units, which brings the six month total to 4,200 units. Deliveries are anticipated to be at higher rates during the second half of the fiscal year, pushing total deliveries for the fiscal year to about 10,000 units.”

     The Greenbrier Companies (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry in North America. Greenbrier builds new railroad freight cars in the U.S., Canada and Mexico, and repairs and refurbishes freight cars and wheels at thirteen locations across North America. The Company produces rail castings through an unconsolidated joint venture and also manufactures new freight cars through the use of unaffiliated subcontractors. The Company also builds new railroad freight cars and refurbishes freight cars for the European market through its manufacturing operations in Poland and various sub-contractor facilities throughout Europe. At Greenbrier’s Portland, Oregon manufacturing facility, it builds ocean-going barges for the maritime industry. Greenbrier owns approximately 12,000 railcars and performs management services for approximately 113,000 railcars.

     Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements as to expectations, beliefs, and future financial performance. These forward-looking statements are dependent on a number of factors, business risks and issues, a change in which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors, risks and issues are set forth from time to time under “Forward-Looking Statements,” in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Greenbrier’s SEC filings and reports. Any forward-looking statement speaks only as of the date on which such statement is made. Greenbrier undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

     The Greenbrier Companies will host a teleconference to discuss second quarter fiscal 2004 results. Teleconference details are as follows:

Wednesday, April 14, 2004 7:30 am Pacific Daylight Time Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)

Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same site.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	February 29,	August 31,
	2004	2003
Assets
Cash and cash equivalents	$4,247	$77,298
Restricted cash	2,467	5,434
Accounts and notes receivable	107,196	80,197
Inventories	129,815	105,652
Investment in direct finance leases	27,150	41,821
Equipment on operating leases	152,740	139,341
Property, plant and equipment	56,406	58,385
Other	22,896	30,820

	$502,917	$538,948

Liabilities and Stockholders’ Equity
Revolving notes	$31,027	$21,317
Accounts payable and accrued liabilities	135,492	150,874
Participation	36,351	55,901
Deferred revenue	37,961	39,779
Deferred income taxes	14,504	16,127
Notes payable	106,756	117,989
Subordinated debt	16,220	20,921
Subsidiary shares subject to mandatory redemption	4,034	4,898
Stockholders’ equity	120,572	111,142

	$502,917	$538,948

THE GREENBRIER COMPANIES, INC.

Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2004	2003	2004	2003
Revenue
Manufacturing	$148,725	$100,390	$266,028	$221,500
Leasing & services	17,836	18,190	35,732	35,869

	166,561	118,580	301,760	257,369
Cost of revenue
Manufacturing	138,993	95,438	243,582	209,271
Leasing & services	10,404	10,961	21,241	22,526

	149,397	106,399	264,823	231,797
Margin	17,164	12,181	36,937	25,572
Other costs
Selling and administrative expense	10,924	9,553	20,984	19,008
Interest expense	2,604	3,758	5,205	7,692
Special charges	1,234	—	1,234	—

	14,762	13,311	27,423	26,700
Earnings (loss) before income taxes, minority interest and equity in unconsolidated subsidiaries	2,402	(1,130)	9,514	(1,128)
Income tax benefit (expense)	1,309	312	(1,330)	102

Earnings (loss) before minority interest and equity in unconsolidated subsidiaries	3,711	(818)	8,184	(1,026)
Minority interest	—	18	—	—
Equity in loss of unconsolidated subsidiaries	(1,474)	(437)	(1,792)	(955)

NET EARNINGS (LOSS)	$2,237	$(1,237)	$6,392	$(1,981)

Basic earnings (loss) per common share	$0.15	$(0.09)	$0.44	$(0.14)

Diluted earnings (loss) per common share	$0.15	$(0.09)	$0.42	$(0.14)

Weighted average common shares:
Basic	14,517	14,121	14,435	14,121
Diluted	15,178	14,121	15,051	14,121

THE GREENBRIER COMPANIES, INC.

Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Six Months Ended
	February 29,	February 28,
	2004	2003
Cash flows from operating activities
Net earnings (loss)	$6,392	$(1,981)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Deferred income taxes	(1,623)	1,036
Depreciation and amortization	10,327	9,112
Gain on sales of equipment	(190)	(333)
Special charges	1,234	—
Other	369	(759)
Decrease (increase) in assets:
Accounts and notes receivable	(26,999)	(1,888)
Inventories	(28,240)	11,208
Other	2,088	1,455
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(9,043)	13,313
Participation	(19,550)	(6,256)
Deferred revenue	(1,564)	(24,091)

Net cash (used in) provided by operating activities	(66,799)	816

Cash flows from investing activities
Principal payments received under direct finance leases	5,227	7,801
Proceeds from sales of equipment	9,922	17,492
Purchase of property and equipment	(18,192)	(5,539)
Decrease (increase) in restricted cash	2,967	(1)
Investment in unconsolidated joint venture	(1,005)	—

Net cash (used in) provided by investing activities	(1,081)	19,753

Cash flows from financing activities
Changes in revolving notes	9,710	(829)
Repayments of notes payable	(12,477)	(15,598)
Repayment of subordinated debt	(4,701)	(3,938)
Exercise of stock options	3,265	—
Purchase of subsidiary shares subject to mandatory redemption	(968)	—

Net cash (used in) provided by financing activities	(5,171)	(20,365)

Increase (decrease) in cash and cash equivalents	(73,051)	204

Cash and cash equivalents
Beginning of period	77,298	67,596

End of period	$4,247	$67,800

THE GREENBRIER COMPANIES, INC.

Supplemental Disclosure
Quarterly Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Three Months Ended
	November 30,	November 30,	February 29,	February 28,
	2003	2002	2004	2003

Revenue
Manufacturing	$117,303	$121,110	$148,725	$100,390
Leasing and Services	17,896	17,679	17,836	18,190

	135,199	138,789	166,561	118,580
Cost of revenue
Manufacturing	104,589	113,833	138,993	95,438
Leasing and Services	10,837	11,565	10,404	10,961

	115,426	125,398	149,397	106,399
Margin	19,773	13,391	17,164	12,181
Other costs
Selling and administrative expense	10,060	9,455	10,924	9,553
Interest expense	2,601	3,934	2,604	3,758
Special charges	—	—	1,234	—

	12,661	13,389	14,762	13,311
Earnings (loss) before income taxes, minority interest and equity in earnings (loss) of unconsolidated subsidiaries	7,112	2	2,402	(1,130)
Income tax (expense) benefit	(2,639)	(210)	1,309	312

Earnings (loss) before minority interest and equity in earnings (loss) of unconsolidated subsidiaries	4,473	(208)	3,711	(818)
Minority interest	—	(18)	—	18
Equity in loss of unconsolidated subsidiary	(318)	(517)	(1,474)	(437)

Net earnings (loss)	$4,155	$(743)	$2,237	$(1,237)

Basic earnings (loss) per common share	$0.29	$(0.05)	$0.15	$(0.09)

Diluted earnings (loss) per common share	$0.28	$(0.05)	$0.15	$(0.09)

Weighted average common shares
Basic	14,353	14,121	14,517	14,121
Diluted	14,890	14,121	15,178	14,121

THE GREENBRIER COMPANIES, INC.

Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to EBITDA
(In thousands, unaudited)

	Six Months ended
	February 29,	February 28,
	2004	2003

Net cash (used in) provided by operating activities	$(66,799)	$816
Changes in working capital	83,308	6,259
Deferred income taxes	1,623	(1,036)
Gain on sales of equipment	190	333
Special charges	(1,234)	—
Other	(369)	759
Income tax (benefit) expense	1,330	(102)
Interest expense	5,205	7,692

EBITDA	$23,254	$14,721

1     “EBITDA” (earnings from continuing operations before interest, taxes, depreciation and amortization) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.

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